UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 8, 2007

THE BRINK’S COMPANY

(Exact name of registrant as specified in its charter)

Virginia	1-9148	54-1317776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Bayberry Court

P. O. Box 18100

Richmond, VA 23226-8100

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (804) 289-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2007, The Brink’s Company (the “Company”) and Pirate Capital LLC (“Pirate”) entered into a letter agreement (the “Letter Agreement”) pursuant to which Thomas R. Hudson Jr., sole owner and Managing Member of Pirate, will be appointed to the Company’s Board of Directors (the “Board”) at the next regularly scheduled Board meeting in February 2007 and will be nominated and recommended by the Board for election as a director of the Company at the Company’s 2007 Annual Meeting of Shareholders. Mr. Hudson will also be appointed to the Strategy Committee, the Finance and Pension Committee and the Executive Committee.

Pursuant to the Letter Agreement, Pirate has agreed to withdraw its previously submitted shareholder proposals for the Company’s 2007 Annual Meeting of Shareholders. In addition, Pirate has agreed that, through the earlier of June 1, 2008 and the close of the Company’s 2008 Annual Shareholders Meeting, it will not seek the election of any person to the Board or submit any shareholder proposal with respect to the Company or otherwise conduct a proxy solicitation or other campaign concerning the election or removal of directors of the Company or shareholder proposals with respect to the Company.

A copy of the Letter Agreement is attached as Exhibit 99.1 hereto.

Mr. Hudson, upon election to the Board, will be eligible to participate in the non-employee director compensation arrangements described in the Company’s 2006 proxy statement.

In connection with the foregoing, the Company issued a press release which is attached as Exhibit 99.2 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Letter Agreement between the Company and Pirate dated as of February 8, 2007.

99.2	Press Release dated February 8, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BRINK’S COMPANY
(Registrant)

Date: February 9, 2007	By:	/s/ Austin F. Reed
Austin F. Reed
Vice President, General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Letter Agreement between the Company and Pirate dated as of February 8, 2007.

99.2	Press Release dated February 8, 2007.